Exhibit 3

CONSENT OF RATING AGENCY

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139512 and 333-223785) pertaining to employees’ stock option plan of Elbit Systems Ltd. (the “Company”) of the unofficial translation of our Credit review Report dated June 28, 2018, with respect to the Series A Notes issued by the Company, included in this current report on Form 6-K.

/s/ Sigal Issachar
Sigal Issachar, VP
Midroog Ltd

Tel-Aviv, Israel,
June 28, 2018